EXHIBIT 99.3

                        LASER MORTGAGE MANAGEMENT REJECTS
                    PROPOSAL FROM ELLINGTON MANAGEMENT GROUP

     New York, New York, December 9, 1999. LASER Mortgage Management, Inc. (NYSE: LMM) announced today that its Board of Directors had received and, after review, rejected a second unsolicited offer from Ellington Management Group, LLC. Subject to certain terms and conditions, Ellington sought the support of the Board of Directors for a tender to purchase up to 100% of the outstanding shares at a price of $4.30 per share. The Board viewed this proposal as not in the best interests of shareholders.

     At its meeting, the Board also received a report from the Company's external manager, Mariner Mortgage Management, LLC, on the status of the previously announced sale of certain of the Company's assets. Mariner informed the Board that it has made substantial progress in preparing the asset sales consistent with the announced schedule, which calls for closings in January of 2000.

     LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES

         Date:        December 9, 1999

         Contact:     LASER Mortgage Management, Inc.
                      William J. Michaelcheck
                      President and Chief Executive Officer
                      212-758-6200